EXHIBIT 21.1

SUBSIDIARIES OF SYCAMORE NETWORKS, INC.

Sycamore Networks Asia Inc.

Delaware

Sycamore Networks Europe Inc.

Delaware

Sycamore Networks Americas Inc.

Delaware

Sycamore Securities Corporation

Massachusetts

Sirocco Systems, Inc.

Delaware

Sycamore Networks de Mexico, S.A.

Mexico

Sycamore Networks International BV

Amsterdam, The Netherlands

Sycamore Networks Japan K.K.

Japan